Exhibit 10.1
TRANSITION AGREEMENT
In consideration of the promises contained herein, Olin Corporation (the “Company”) and Scott M. Sutton (“you”), agree that:
WHEREAS, you currently serve as Chairman of the Board of Directors of the Company (the “Board”) and as President and Chief Executive Officer of the Company;
WHEREAS, it has been announced that you will step down as President, Chief Executive Officer and Chairman of the Board in 2024; and
WHEREAS, you and the Company mutually desire to enter into this Transition Agreement (this “Agreement”), pursuant to which you will continue to provide services to the Company through June 30, 2024 (the “End Date”) in exchange for certain compensation and benefits as provided in this Agreement.
NOW THEREFORE, in consideration of the mutual promises contained herein, the parties, intending to be legally bound, agree as follows:
1.Transition. The Company and you agree that, effective as of the Transition Date (as defined below), you will cease to serve as Chairman of the Board (and will automatically resign from the Board) and as President and Chief Executive Officer of the Company, but shall continue employment with the Company in the position of transition advisor (such position, “Special Advisor”) from the Transition Date through the End Date (the period you serve as Special Advisor is referred to herein as the “Special Advisor Period”). The “Transition Date” means the earlier of (a) the End Date and (b) the date that a new Chief Executive Officer of the Company commences employment, provided that such date will be no earlier than January 31, 2024. In addition, on the Transition Date, you will resign from any other position you hold with the Company and its subsidiaries and affiliates, including any officer positions or positions on any management bodies, other than the position of Special Advisor. You agree to execute and deliver to the Company or its applicable subsidiary or affiliate any reasonably requested resignation letters documenting your resignation from the foregoing positions. On the End Date, your employment with the Company will automatically end.
2.Special Advisor Services. During the Special Advisor Period, you will: (a) assist in transitioning your duties and responsibilities with the Company; (b) continue to assist the Company on business matters of the Company reasonably within your knowledge; (c) make business introductions on behalf of the Company as reasonably requested; and (d) provide advice to the Company on business matters of the Company as reasonably requested (collectively, the “Services”). It is expressly agreed and acknowledged by the Company that the level of services that will be expected of you during the Special Advisor Period shall be targeted at a level that would not interfere with you seeking or obtaining other employment or fulfilling your duties to another employer, provided that you are in compliance with your other covenants contained herein. For the avoidance of doubt, while you remain Chairman of the Board and President and Chief Executive Officer, you will continue to perform the duties associated with such positions.
3.Compensation and Benefits.
(a)Base Salary. Through the Transition Date and during the Special Advisor Period, you will continue to receive a base salary at an annualized rate of $1,250,000 (the “Base Salary”), payable in accordance with the Company’s regular payroll practices for senior executives.

(b)2023 STIP. Your annual cash-based award under the Company’s Short-Term Incentive Plan (the “STIP”) with respect to the 2023 fiscal year will be determined and settled in accordance with the terms of the STIP, based on the actual level of attainment of applicable performance goals and payable at the same time as for other senior executives of the Company, but in no event later than March 15, 2024.
(c)Consulting Bonus. Subject to your provision of the Services during the Special Advisor Period and your compliance with the other terms of this Agreement, you will receive a cash bonus award equal to your target annual cash bonus under the Company’s short term incentive plan in respect of fiscal year 2023 (i.e., $1,750,000) (the “Consulting Bonus”), payable as follows: 50% of the Consulting Bonus will be paid on or around June 30, 2024 (but no later than the first payroll date following June 30, 2024) and the remaining 50% will be paid in calendar year 2025 at the same time as senior executives of the Company receive their annual cash bonuses, but in no event later than February 28, 2025.
(d)Equity Awards. You acknowledge and agree that you will not be eligible to receive any additional grants of equity awards through the End Date. Your equity awards outstanding as of the date hereof will be treated as set forth below:
(1)Initial Equity Award; 2021 – 2023 Performance Shares. Your award of performance shares granted on September 1, 2020 (the “Initial Equity Award”) and your award of performance shares granted on February 15, 2021 (the “2021 – 2023 PSUs”) will each vest and be paid in accordance with their applicable terms, provided that (i) the Initial Equity Award will be settled no later than January 31, 2024 and (ii) the 2021 – 2023 PSUs will be settled at the same time as for other senior executives of the Company.
(2)2022 – 2024 Performance Shares. Subject to your provision of the Services during the Special Advisor Period and your compliance with the other terms of this Agreement, your award of performance shares granted on February 22, 2022 (the “2022 – 2024 PSUs”) will remain outstanding following the End Date and eligible to vest based on the actual achievement of the applicable performance goals and the other terms and conditions of the award (other than any requirement of your continued employment following the End Date), provided that they will be settled at the same time as for senior executives of the Company.
(3)Certain Stock Options. Subject to your provision of the Services during the Special Advisor Period and your compliance with the other terms of this Agreement, (i) the remaining unvested portion of your stock options granted on February 22, 2022 (together with the 2022-2024 PSUs, the “Specified Awards”) will vest on the End Date and (ii) any vested stock options you hold as of the End Date (whether part of the Specified Awards or otherwise) will remain outstanding and exercisable through October 31, 2025 (notwithstanding anything in the Company’s award agreements to the contrary).
All other unvested equity awards you hold as of the End Date will be forfeited for no consideration as of the End Date.
(e)Other Benefits. While you remain an employee of the Company through the End Date, you will continue to be entitled to participate in all broad-based health and welfare plans and programs in which you participated immediately prior to the date of this Agreement, subject to the requirements of applicable law, the terms of such plans and programs and the right of the Company to amend or terminate such plans and programs at any time for all Company employees.
(f)Expenses. The Company shall pay or reimburse you for reasonable out-of-pocket expenses incurred by you during the period you remain an employee of the Company in the performance of your services under this Agreement, in accordance with the Company’s policies and procedures for its other senior executives, provided that any such expenses must be approved by the Company in advance in writing.
(g)Release. You understand and agree that you will not receive the compensation and benefits described in this Section 2 that you would not be eligible to receive in the absence of this Agreement, including the Consulting Bonus and the equity awards that vest on or after the End Date, unless: (i) you sign and return a fully signed copy of this Agreement within the time period specified below; (ii) you fulfill all of the promises contained herein; and (iii) you reaffirm (and do not revoke), effective as of the End Date, the General Release of Claims on the End Date (as set forth in Section 6 and in accordance with Appendix A).
4.Termination.
(a)Severance Plans. From and after the date of this Agreement, you acknowledge and agree that you will not be eligible for severance under the Company’s Severance Plan for Section 16(b) Officers, including as a result of your transition to the Special Advisor role on the Transition Date, the termination of your employment on the End Date or any other change in your employment status or termination of employment, and you will instead be eligible for any termination payments and benefits provided for in this Section 4. From and after the date of this Agreement, through the Transition Date, you will remain eligible to receive severance payments and benefits under the Company’s Change in Control Severance Plan for Section 16(b) Officers (the “CIC Plan”) in accordance with the terms thereof, provided that (i) any payments you would receive under this Agreement following a termination of employment or services will be reduced (but not below zero), in a manner compliant with Section 409A (as defined below), by the value of the payments and benefits received under the CIC Plan, (ii) for the avoidance of doubt, your eligibility under the CIC Plan will cease as of the Transition Date and (iii) your transition to the Special Advisor role on the Transition Date will not constitute a termination of employment under the CIC Plan.
(b)Termination by Company With Cause. Notwithstanding anything in this Agreement to the contrary, the Company may terminate your employment, whether as President and Chief Executive Officer or as Special Advisor, for Cause (as defined below) and you will forfeit all rights to any unearned compensation, including unearned compensation under this Agreement. “Cause” means: (i) your intentional breach of any Restrictive Covenants (as defined below); (ii) your willful and continued failure to substantially perform your duties (other than any such failure resulting from your incapacity due to physical or mental illness or injury); (iii) your willfully engaging in gross misconduct that is significantly and demonstrably financially injurious to the Company; (iv) your willful breach of the Company’s Code of Conduct (or any successor or replacement code or policy); or (v) your willful misconduct in the course of your employment which is a felony or fraud. No act or failure to act on your part will be considered “willful” unless done or omitted not in good faith and without reasonable belief that the action or omission was in the interests of the Company or not opposed to the interests of the Company and unless the act or failure to act has not been cured by you within 14 days after written notice to you specifying the nature of such violations. Notwithstanding the foregoing, you will not be deemed to have been terminated for Cause without reasonable written notice to you setting forth the reasons for the Company’s intention to terminate for Cause.

(c)Termination by Company Without Cause. Notwithstanding anything in this Agreement to the contrary, the Company may terminate your employment at any time without Cause, in which case, subject to your reaffirmation of the General Release of Claims at the time of such termination, you will remain eligible to receive the compensation you would have received under this Agreement had you remained employed by the Company through the End Date, which, for the avoidance of doubt, shall consist of your base salary through the End Date, your 2023 award under the STIP, the Consulting Bonus and the treatment afforded to your equity awards under Section 3(d), payable on the same terms and conditions as provided for under this Agreement, other than any requirement of continued employment through the End Date.
(d)Termination by You. If you terminate your employment prior to the End Date for whatever reason, you will forfeit all rights to any unearned compensation, including unearned compensation under this Agreement. For the avoidance of doubt, the transition from the role of President and Chief Executive Officer to Special Advisor will not be considered a termination of your employment by either the Company or you.
(e)Other Obligations on Termination. Notwithstanding any cessation contemplated by the foregoing, all of your obligations hereunder shall continue in full force and effect, including, but not limited to, your release of claims, and the Company shall be entitled to pursue all remedies against you available at law or in equity for the event giving rise to such cessation.
5.Specified Matters. Through the Transition Date, with respect to the matters set forth on Appendix B, you agree to comply with the notification and cooperation requirements set forth therein.
6.General Release of Claims.  In consideration for the payments and benefits to be provided under this Agreement on and after the Transition Date, which you acknowledge are not otherwise owed to you, and as an inducement for the Company to entering into this Agreement and providing such compensation and benefits, you understand and agree that you are knowingly and voluntarily releasing, waiving and forever discharging, to the fullest extent permitted by law, on your own behalf and on behalf of your agents, assignees, attorneys, heirs, executors, administrators and anyone else claiming by or through you (collectively referred to as the “Releasors”):
the Company, and its parents, affiliates, subsidiaries and members, predecessors, successors or assigns, and any of its or their past or present parents, affiliates, subsidiaries and members, predecessors, successors or assigns; and any of its or their past or present stockholders; and any of its or their past or present directors, executives, members, officers, insurers, attorneys, employees, consultants, agents, both individually and in their business capacities, and employee benefits plans and trustees, fiduciaries, and administrators of those plans (collectively referred to as the “Released Parties”), of and from any and all claims under local, state or federal law, whether known or unknown, asserted and unasserted, that you and/or the other Releasors have or may have against the Released Parties as of the day you sign this Agreement or reaffirm this release of claims, as applicable, including but not limited to all matters relating to or in any way arising out of any aspect of your employment with the Company or service on the Board, separation from employment with the Company and resignation from the Board, or your treatment by the Company while in the Company’s employ or during your period of service on the Board, all claims under any applicable law, and all other claims, charges, complaints, liens, demands, causes of action, obligations, damages (including punitive or exemplary damages), liabilities or the like (including, without limitation, attorneys’ fees and costs) (collectively “Claims”), including, but not limited to, all Claims for: (a) any compensation or benefits, in addition to, or in excess of, the compensation and benefits described in Section 2; and (b) discrimination, harassment or retaliation based upon age under the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act of 1990 and as further amended (the “ADEA”), or under any other federal, state or local law prohibiting age discrimination.
Excluded from this release of claims are: (i) any Claims or rights to enforce this Agreement against the Company; (ii) Claims arising after the date you sign this Agreement (or after you reaffirm this release of claims following such reaffirmation); (iii) any Claims that you cannot lawfully release; and (iv) your rights, if any, to indemnification and directors’ and officers’ liability insurance coverage. Notwithstanding anything to the contrary contained herein, including in Section 7 below, also excluded from this release of claims is your right to file a charge with an administrative agency (including the Equal Employment Opportunity Commission and the National Labor Relations Board) or participate in any agency investigation. You are, however, to the extent allowed by law, waiving your right to recover money or other damages in connection with any such charge or investigation filed with the Equal Employment Opportunity Commission, the National Labor Relations Board or similar state or local agency or administrative body. You are also, to the extent allowed by law, waiving your right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission, National Labor Relations Board or similar state or local agency or administrative body.
Furthermore, notwithstanding anything herein to the contrary, nothing in this Agreement or any other agreement with the Company, shall (A) prohibit you from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (B) require notification or prior approval by the Company of any reporting described in clause (A).
7.Additional Agreements by Employee.
(a)BY SIGNING THIS AGREEMENT AND REAFFIRMING IT YOU ARE KNOWINGLY AND VOLUNTARILY WAIVING ANY RIGHTS (KNOWN OR UNKNOWN) TO BRING OR PROSECUTE A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE RELEASED PARTIES WITH RESPECT TO ANY OF THE CLAIMS DESCRIBED ABOVE IN SECTION 6. You agree that the release set forth above will bar all claims or demands of every kind, known or unknown, referred to above in Section 6 and further agree that no non-governmental person, organization or other entity acting on your behalf has in the past or will in the future file any lawsuit, arbitration or proceeding asserting any claim that is waived or released under this Agreement. If you break this promise and file a lawsuit, arbitration or other proceeding asserting any Claim waived in this Agreement, (i) you will pay for all costs, including reasonable attorneys’ fees, incurred by the Released Parties in defending against such Claim (unless such Claim is a charge with the Equal Employment Opportunity Commission or the National Labor Relations Board); (ii) you give up any right to individual damages in connection with any administrative, arbitration or court proceeding with respect to your employment with and/or termination from employment with the Company or service on, and cessation of service on, the Board, including damages, reinstatement or attorneys’ fees; and (iii) if you are awarded money damages, you will assign to the Released Parties your right and interest to all such money damages. If any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other Released Party is a party. Furthermore, if you are made a member of a class or collective action in any proceeding without your prior knowledge or consent, you agree to opt out of the class or collective action at the first opportunity. Notwithstanding the foregoing, this Section 7 does not limit your right to challenge the validity of this Agreement in a legal proceeding under the Older Workers Benefit Protection Act, 29 U.S.C. § 626(f), with respect to claims under the ADEA. This Section 7 also is not intended to and shall not limit the right of a court to determine, in its discretion, that the Company is entitled to restitution, recoupment or setoff of any payments made to you by the Company should this Agreement be found to be invalid as to the release of claims under the ADEA.
(b)You agree that you shall not solicit, encourage, assist or participate (directly or indirectly) in bringing any Claims or actions against any of the Released Parties by other current or former employees, officers or third parties, except as compelled by subpoena or other court order or legal process, and only after providing the Company with prior notice of any such subpoena, order or legal process and an opportunity to timely contest such process. Notwithstanding the foregoing, nothing in this Agreement shall preclude you from making truthful statements that are required by applicable law, regulation or legal process.
(c)You represent and warrant that you have not filed any administrative, judicial or other form of complaint or initiated any claim, charge, complaint or formal legal proceeding, nor are you a party to any such claim, charge, complaint or formal legal proceeding, against any of the Released Parties, and that you will not make such a filing at any time hereafter based on any events or omissions occurring prior to the date of execution of this Agreement. You understand and agree that, to the extent applicable, this Agreement will be pleaded as a full and complete defense to any action, suit or proceeding which is or may be instituted, prosecuted or maintained by you, your agents, assignees, attorneys, heirs, executors, administrators and anyone else claiming by or through you.
(d)You agree to cooperate with the Company and take all necessary steps to effectuate this Agreement, each of its terms and the intent of the parties.
8.Employee Affirmations. In signing this Agreement, you are affirming that:
(a)You have been paid and/or have received all compensation, wages, bonuses, commissions, overtime and/or benefits to which you may be entitled (except as set forth in this Agreement); and
(b)You acknowledge and agree that if you breach the provisions of this Agreement or the Restrictive Covenants, that the Company will have the right to seek an appropriate remedy against you, which may include, but not be limited to, injunctive relief, the return of the Consulting Bonus, the cancelation of any outstanding Specified Awards, the return of any amounts received in connection with the vesting or exercise of any Specified Awards and other monetary damages.
9.Confidentiality.
(a)You agree not to disclose, during your employment with the Company or at any time thereafter, to any person not employed by the Company, or not engaged to render service to the Company, any confidential information obtained by you while in the employ of the Company, including, without limitation, trade secrets, know-how, improvements, discoveries, designs, customer and supplier lists, business plans and strategies, forecasts, budgets, cost information, formulae, processes, manufacturing equipment, compositions, computer programs, databases and tapes and films relating to the business of the Company and its subsidiaries and affiliates (including majority-owned companies of such subsidiaries and affiliates); provided, however, that this provision shall not preclude you from disclosing information (i) known generally to the public (other than pursuant to your act or omission) or (ii) to the extent required by law or court order.

(b)You also agree that upon leaving the Company’s employ, you will not take with you, without the prior written consent of an officer authorized to act in the matter by the Board, any drawing, blueprint, specification or other document of the Company, its subsidiaries or affiliates, including, without limitation, relating to its or their methods of distribution, or any description of any formulae or secret processes.
(c)You also agree to comply with any other agreement with or obligation to the Company for the protection of the Company’s confidential information, intellectual property or proprietary information.
(d)You agree that you will retain your fiduciary responsibilities to the Company after your termination of employment and consulting services to the extent provided by law. In addition, you agree to continue to abide by applicable provisions of the principles and guidelines set forth in the Company’s Code of Conduct (or any successor or replacement code or policy).
(e)Notwithstanding the foregoing, nothing in this Agreement shall prevent you from exercising any legally protected whistleblower rights (including under Rule 21F under the Securities Exchange Act of 1934, as amended). Furthermore, you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal. If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding if you file any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order.
(f)For purposes of Sections 9, 11, 12 and 13, the Company shall be deemed to include the Company and each of its subsidiaries and affiliates.
10.Non-Competition. You acknowledge and agree that the restrictions contained in the Company’s long-term incentive plans applicable to your equity awards regarding non-competition shall remain in full force and effect in accordance with their terms (the “Non-Competition Restrictions”). You further acknowledge and agree that the Consulting Bonus shall be considered an “Award” for purposes of any Non-Competition Restrictions. Notwithstanding the foregoing or anything in the Non-Competition Restrictions to the contrary, it will not be considered a violation of the Non-Competition Restrictions for you to render services (including as an employee) to any customer or supplier of the Company, provided that (i) such customer or supplier does not offer, produce or supply any products that are competitive with those offered, produced or supplied by the Company, except in the case of a customer’s consequential generation or supply of a by-product or waste HCl or chlorinated hydrocarbon byproducts (RCls), and (ii) for the avoidance of doubt, all other restrictive covenants, including those relating to confidential information and hiring and soliciting employees, will continue to apply.
11.Non-Solicitation; Non-Interference with Key Relationships.
(a)You agree that, during the period beginning on the date of this Agreement and ending on the day that is 18 months following June 30, 2024 (the “Restriction Period”), you will not directly or indirectly, for yourself or any other person, corporation, partnership, sole proprietorship, entity or business: (i) employ or attempt to employ, solicit or enter into any contractual agreement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months; (ii) call on or solicit any of the actual or targeted prospective customers of the

Company on behalf of any corporation, partnership, sole proprietorship, person, entity or business in connection with any business competitive with the Company’s business; or (iii) make known the names and addresses of such customers or any information relating in any manner to the Company’s trade or business relationships with such customers.
(b)In addition, you agree that during the Restriction Period, you will not interfere with the business relationships of the Company with any customer or client of the Company at any time during the six month period immediately preceding the action and any prospective customer or client to whom the Company made a new business presentation (or similar offering of services) at any time during the six months preceding the action, in a manner that could materially and adversely impact the financial performance of the Company.
12.Non-Disparagement and Legal Cooperation.
(a)You agree that, during the Restriction Period and at any time thereafter, you will not make, or assist, encourage, discuss, cooperate, incite or otherwise confer with or aid any others in making, any statement that intentionally disparages the Company, its business, services or products, or any of the Company’s respective officers, directors, employees, advisors or reputations unless, in each case, in the context of a legal process (including, without limitation, litigation between you and the Company), required governmental testimony or filings, any administrative or arbitral proceedings (including, without limitation, arbitration between you and the Company) or as otherwise required by law. Notwithstanding the foregoing and subject to Section 9, in no event will you be prohibited from making truthful statements with respect to questions from a prospective future employer.
(b)You also agree that, during the Restriction Period, you will reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future that relate to events or occurrences that occurred while you were employed or providing services to the Company and of which you have relevant knowledge. Your reasonable cooperation in connection with such claims or actions will include, but not be limited to, being available for telephone conferences with outside counsel and/or personnel of the Company, being available for interviews, depositions and/or to act as a witness on behalf of the Company, if reasonably requested, and at the Board’s reasonable request responding to any inquiries about the particular matter. You further agree to reasonably and truthfully cooperate with the Company in connection with any investigation or review by any federal, state or local regulatory authority relating to events or occurrences that transpired while you were employed with or providing services to the Company and of which you have relevant knowledge. The Company will promptly pay (or reimburse) you (i) for any and all reasonable out-of-pocket expenses incurred by you in connection with such cooperation and (ii) a reasonable hourly rate determined by the Company for all time provided pursuant to this paragraph in excess of 50 hours.
(c)The “Restrictive Covenants” shall mean, collectively, the Non-Competition Restrictions and the covenants contained in Sections 9, 11 and 12.
13.Return of Property. You agree that no later than your last day of employment with the Company, you will return any and all property, including all copies or duplicates thereof, belonging to the Company, including but not limited to, keys, key cards, security cards, identification badges, records, papers, files, blueprints, documents, equipment, phone, computer equipment and software, computer disks, thumb drives, supplies, customer or client lists and customer or client information, and all copies thereof and any other Company property under your control; provided, however, that you will be provided by the Company an electronic copy of all of your personal contacts and files reasonably requested by you that may be on the computer equipment of the Company.

14.Reasonableness. You agree that (a) the Restrictive Covenants are reasonably necessary to protect the legitimate business interests of the Company, and are not overbroad, overlong or unfair and are not the result of overreaching, duress or coercion of any kind, (b) your full, uninhibited and faithful observance of each of the Restrictive Covenants will not cause you any undue hardship, financial or otherwise, and that enforcement of each of the Restrictive Covenants will not impair your ability to obtain employment commensurate with your abilities and on terms fully acceptable to you or otherwise to obtain income required for the comfortable support of you and your family and the satisfaction of the needs of your credits and (c) the Restrictive Covenants are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company and the Company’s successors and permitted assigns.
15.Equitable Relief.
(a)You acknowledge and agree that any violation of the Restrictive Covenants would cause the Company irreparable damage and that if you breach or threaten to breach such provisions, the Company will be entitled, in addition to any other rights and remedies the Company may have at law or in equity, to obtain specific performance of such covenants through injunction or other equitable relief from a court of competent jurisdiction, without proof of actual damages and without being required to post bond.
(b)In the event that any arbitrator or court of competent jurisdiction shall finally hold that any provision of this Agreement or any of the Restrictive Covenants (whether in whole or in part) is void or constitutes an unreasonable restriction against you, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as such arbitrator or court may determine constitutes a reasonable restriction under the circumstances.
(c)You and the Company irrevocable and unconditionally (i) agree that any suit, action or legal proceeding arising out of the Restrictive Covenants or this Agreement, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief, may be brought in the United States District Court whose jurisdiction includes Clayton, Missouri, or if such court not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Missouri, (ii) consent to the non-exclusive jurisdiction of any court in any such suit, action or proceeding and (iii) waive any objection which you may have to the laying of venue of any such suit, action or proceeding in any such court.
16.Amendment. You and the Company understand and agree that this Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.
17.Entire Agreement; Waiver. You and the Company understand and agree that this Agreement sets forth the entire agreement between you and the Company concerning the subject matter herein, and that it fully supersedes any prior obligation of the Company to you, as well as any agreements between you and the Company, other than the Non-Competition Restrictions and all provisions of award agreements with respect to equity awards granted to you during your employment with the Company designed to survive the termination of your employment with the Company. You acknowledge and affirm that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to accept this Agreement, except for those that are set forth in this Agreement.  One or more waivers of a breach of any covenant, term or provision of this Agreement by any party shall not be construed as a waiver of a subsequent breach of the same covenant, term or provision, nor shall it be considered a waiver of any other then existing or subsequent breach of a different covenant, term or provision.

18.Right to Consider, Rescind and Revoke Acceptance. This Agreement is intended to comply with the Older Workers Benefit Protection Act of 1990 with regard to your waiver of rights under the ADEA. In signing (and reaffirming) this Agreement, you understand and agree that:
(a)You are specifically advised to consult with an attorney of your own choosing before you sign and reaffirm the release of claims, as it waives and releases rights you have or may have under federal, state and local law, including, but not limited to, the ADEA.  You acknowledge that you will bear all expenses incurred by you in the negotiation and preparation of this Agreement, and the Company will bear all fees incurred by it.
(b)You will have up to twenty-one calendar days to decide whether to accept and sign this Agreement. In the event you do sign this Agreement (or reaffirm the release of claims, you may revoke or rescind your acceptance to those provisions of this Agreement releasing and waiving your rights and claims under the ADEA (the “ADEA Provisions”) within seven calendar days of signing this Agreement (or reaffirming the release), and the ADEA Provisions will not become effective or enforceable until the eighth day after you sign this Agreement (the “Effective Date”). In order to effectively revoke or rescind your acceptance of the ADEA Provisions, the revocation or rescission must be in writing and postmarked within the seven calendar day period, and properly addressed to:
Olin Corporation
190 Carondelet Plaza Suite 1530
Clayton, MO 63105
Attention: Vice President, Human Resources
You acknowledge that if you do not accept this Agreement in the manner described above and do not reaffirm your release of claims, it will be withdrawn and of no effect.  You acknowledge and agree that, if you revoke your acceptance of the ADEA Provisions, the Consulting Bonus will be reduced to $25,000 (the “ADEA Payment”), with such reduction applying to those portions of the Consulting Fee that would be paid first in time, and the ADEA Provisions shall be null and void, having have no further force or effect, and that the ADEA Provisions will not be admissible as evidence in any judicial, administrative or arbitral proceeding or trial. You further acknowledge that if the ADEA Provisions are not revoked in the time period set forth above, you shall have forever waived your right to revoke the ADEA Provisions, and they shall thereafter have full force and effect as of the Effective Date.
(c)Any and all questions regarding the terms of this Agreement have been asked and answered to your complete satisfaction.
(d)You acknowledge that the consideration provided for hereunder is in addition to anything of value to which you already are entitled and the consideration provided for herein is good and valuable.
(e)You are entering into this Agreement voluntarily, of your own free will, and without any coercion or undue influence of any kind or type whatsoever.
(f)Any modifications of or revisions to this Agreement do not re-start the consideration period, described in Section 18(b).
(g)You understand that the releases contained in this Agreement do not extend to any rights or claims that you have under the ADEA that first arise after execution of this Agreement (or after reaffirmation of your release of claims).

19. 409A. This Agreement is intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and applicable administrative guidance and regulations (collectively, “Section 409A”) or an exception thereunder and shall be interpreted, construed and administered in accordance therewith. Notwithstanding anything in this Agreement to the contrary, in the event that you are deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to you prior to the date that is six months after the Separation Date or, if earlier, your date of death. Following any applicable six month delay, all such delayed payments will be paid in a single lump sum on the first payroll date following the date that is six months after the Separation Date. To the extent that any reimbursements are taxable to you, any such reimbursement payment due to you shall be paid to you in all events on or before the last day of your taxable year following the taxable year in which the related expense was incurred. The reimbursements are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that you receive in one taxable year shall not affect the amount of such benefits or reimbursements that you receive in any other taxable year. For purposes of Section 409A, each installment payment, if applicable, provided under this Agreement shall be treated as a separate payment. Solely to the extent necessary to comply with Section 409A, payments made under this Agreement following a “separation from service” (within the meaning of Section 409A) will be paid on the payment schedule provided for under the Company’s Severance Plan for Section 16(b) Officers. Notwithstanding the foregoing, the Company makes no representations that the payments or benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you as a result of this Agreement failing to comply with Section 409A.
20.Governing Law; Arbitration. This Agreement shall be construed and enforced according to the laws of the Commonwealth of Virginia (without giving effect to its principles of conflicts of law). In the event of any dispute under the provision of this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall have the dispute, controversy or claim settled by arbitration at the Company’s corporate headquarters in accordance with the rules of the American Arbitration Association then in effect. Any award entered by the arbitrator shall be final, binding and non-appealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. Each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall share the fees of the American Arbitration Association.
21.Miscellaneous.  This Agreement may be signed in counterparts, both of which shall be deemed an original, but both of which, taken together shall constitute the same instrument. A signature made on an electronically mailed copy of the Agreement or a signature transmitted by electronic mail or pdf shall have the same effect as the original signature. The section headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective personal representatives, agents, attorneys, executors, administrators, heirs, successors and assigns.
[signatures follow on the next page]

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily entered into this Transition Agreement as of the date set forth below:
                            OLIN CORPORATION

                            /s/ William Weideman
                            WILLIAM H. WEIDEMAN
                            Lead Director

                            /s/ Dana O’Brien
                            DANA C. O’BRIEN
                            SVP – General Counsel

I have decided to accept this Transition Agreement, to fulfill the promises I have made. I hereby freely and voluntarily assent to all the terms and conditions in this Transition Agreement. I understand that this Transition Agreement will become a binding agreement between the Company and me as of the 8th day after I sign it, and I am signing this Transition Agreement as my own free act with the full intent of releasing the Released Parties from all Claims, including, but not limited to, those under the ADEA.

/s/ Scott Sutton                    October 30, 2023
SCOTT M. SUTTON                Date

Appendix A
ACKNOWLEDGEMENT

    As of the last day of my employment with or service to the Company (i.e., [●], 2024), I hereby reaffirm the release of claims forth in Section 6 of the Transition Agreement as of such date.

Accepted and Agreed to:

_______________________________
Scott M. Sutton

Date: ________________

Appendix B
Cooperation with Board

You agree that you will notify the Board prior to taking any action with respect to the following matters and that you will cooperate with, and keep the Board informed of, such matters:

•Appointment or removal of any officers of the Company;

•Material public announcements concerning the Company; and

•Any other decisions that are expected to have a material impact on the Company’s operations, finances, business, or leadership structure.